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CREDIT     FIRST
SUISSE     BOSTON
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CREDIT SUISSE FIRST BOSTON CORPORATION

Eleven Madison Avenue                                    Telephone  212 325 2000
New York, NY 10010-3629

                           OFFER TO PURCHASE FOR CASH
                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                  (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE
                 SERIES B JUNIOR PARTICIPATING PREFERRED STOCK)

                                       OF

                       TRANSITIONAL HOSPITALS CORPORATION
                                       AT

                              $16.00 NET PER SHARE
                                       BY

                              LV ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF

                                  VENCOR, INC.

THE OFFER HAS BEEN EXTENDED. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 19, 1997, UNLESS THE OFFER IS FURTHER EXTENDED.

                                                                   June 12, 1997

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been engaged by LV Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Vencor, Inc., a Delaware corporation ("Vencor"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of Transitional Hospitals Corporation, a Nevada corporation (the "Company"), including the associated rights to purchase Series B Junior Participating Preferred Stock (the "Rights") issued pursuant to the Rights Agreement, dated as of June 21, 1996, between Community Psychiatric Centers (the predecessor name of the Company) and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, at $16.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 7, 1997, as amended and supplemented by the Supplement thereto dated June 12, 1997 (the "Supplement"), and in the related revised Letter of Transmittal (which together constitute the "Offer").
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     Tendering stockholders may continue to use the original Letter of
Transmittal and the original Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or the revised Letter of Transmittal and the revised Notice of Guaranteed Delivery circulated with the Supplement. While the Letter of Transmittal previously circulated with the Offer to Purchase refers only to the Offer to Purchase, stockholders using such will be deemed to be tendering pursuant to the Offer, as amended. Until a Distribution Date (as defined in the Offer to Purchase) occurs, the Rights will trade with the Shares. If the Vencor Merger Agreement Condition (as defined in the Supplement) is satisfied, the Rights Condition (as defined in the Supplement) will be satisfied, a Distribution Date will not occur and stockholders tendering their Shares pursuant to the Offer will automatically tender their rights to purchase preferred stock associated with the Shares. For purposes of this Letter it is assumed that the Vencor Merger Agreement has been satisfied and accordingly, the Rights Condition has been satisfied.

     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are the following documents:

     1. The Supplement dated June 12, 1997;

     2. The revised Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

     3. A second printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     4. The revised Notice of Guaranteed Delivery;

     5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     6. Return envelope addressed to First Chicago Trust Company of New York, the Depositary.

     The offer is conditioned upon, among other things, the satisfaction or waiver of each of the (1) Minimum Condition, (2) Healthcare Condition, (3) Select Medical Termination Condition, (4) Rights Condition, (5) Control Share Condition, (6) Business Combination Condition, and (7) Vencor Merger Agreement Condition (each as defined in the Supplement).

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JUNE 19, 1997, UNLESS THE OFFER IS FURTHER EXTENDED.

     Payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by First Chicago Trust Company of New York (the "Depositary") of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares (or a timely Book-Entry Confirmation, if available, with respect thereto) (b) a revised Letter of Transmittal or an original Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the revised Letter of Transmittal) and (c) any other documents required by the revised Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest on the purchase price of the Shares be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.
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     A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth in the revised Notice of Guaranteed Delivery, which may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such revised Notice of Guaranteed Delivery.

     Neither the Purchaser nor Vencor will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

     Questions and requests for assistance may be directed to, and additional copies of the enclosed materials may be obtained from, the undersigned, Credit Suisse First Boston Corporation, by calling Toll-Free (800) 646-4543 or by calling the Information Agent, D. F. King & Co., Inc., at (212) 269-5550 (collect), or Toll-Free (800) 755-3105.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, VENCOR, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE, THE SUPPLEMENT OR THE REVISED LETTER OF TRANSMITTAL.